Exhibit 10.46

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

STOCK UNIT AGREEMENT

UNDER THE 2004 STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made as of ________ __, 200__, between Specialized Health Products International, Inc., a Delaware corporation (the “Company”), and ________________ (“Holder”).

THE PARTIES AGREE AS FOLLOWS:

1.  Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby credits to a separate account maintained on the books of the Company (the “Account”) _______ stock units (the “Stock Units”). A Stock Unit is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share on the date(s) that Stock Units vest. On any date, the value of each Stock Unit shall equal the fair market value of a share of the Company’s $.02 par value common stock (“Stock”). For purposes of this Agreement, “fair market value” shall be deemed to be the mean:

(i) If the Stock was traded on a stock exchange on the date in question, then the fair market value will be equal to the closing price reported by the applicable composite transactions report for the day preceding such date;

(ii) If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the fair market value will be equal to the last transaction price quoted by the NASDAQ system for the day preceding such date;

(iii) If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the fair market value will be equal to the average of the last reported representative bid and asked prices quoted by the NASDAQ system for the day preceding such date; and

(iv) If none of the foregoing provisions is applicable, then the fair market value will be determined by the Board of Directors in good faith on such basis as it deems appropriate.

2.  Stock Units Subject to the Plan. This Agreement, and the Stock Units, will be subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan (the “Plan”), a copy of which is attached hereto and incorporated by reference. Where the provisions of this Agreement and of the Plan are inconsistent on any matter, this Agreement will govern; and where this Agreement is silent on a matter provided for in the Plan, the Plan will govern. Capitalized terms not specifically defined in this Agreement will have the meaning ascribed to them in the Plan.

The Plan was approved by the Company’s Board of Directors on September 15, 2004 and became effective on that date, provided that the Plan is approved by the stockholders of the Company (exclude the vote of Shares issued under the Plan) within six (6) months after September 15, 2004. Notwithstanding any other provision of this Agreement, if the Plan is not so approved by the stockholders of the Company, this Agreement will immediately be rescinded and will be void and any consideration given by the Holder in connection herewith shall be returned to the Holder.

3.  Restrictions as to the Stock Units. Holder understands that the Plan includes important terms and conditions that apply to this Agreement and to the Stock Units, including (without limitation) important restrictions on the ability of Holder to transfer the Stock Units. Holder acknowledges that he or she has read the Plan, agrees to be bound by its terms, and makes each of the representations required to be made by Holder under it.

3.1  Vesting. All of the Stock Units are unvested and will become vested for purposes of the Plan according to the following schedule: (1) no portion of the Stock Units will be deemed vested prior to the third anniversary of the date on which the Stock Units were issued to the Holder (the “Issue Date”); (2) the Stock Units will become vested in full on the third anniversary of the Issue Date. Notwithstanding the foregoing, the Stock Units shall immediately vest in full upon the happening either of the following events: (1) the Company receives at least three million five hundred thousand dollars ($3,500,000) in any single fiscal quarter in connection with a license agreement, sale of a product line and/or sale of technology which arrangements or agreements were not in effect as of the Issue Date or (2) there is a Change in Control.

3.2 Effect of Prohibited Transfer. Any prohibited transfer of Stock Units is void and of no effect. Should such a transfer purport to occur, the Company may refuse to carry out the transfer on its books, attempt to set aside the transfer, enforce any undertaking or right under this Agreement or the Plan and/or exercise any other legal or equitable remedy.

3.3 Required Undertaking. Any transfer that would otherwise be permitted under the terms of this Plan is prohibited unless the transferee executes such documents as the Company may reasonably require to ensure that the Company’s rights under a Unit Stock Agreement and the Plan are adequately protected with respect to the Stock Units so transferred. Such documents may include, without limitation, an agreement by the transferee to be bound by all of the terms of the Plan and this Agreement, as if the transferee were the original holder of such Stock Units.

4.  Employment Status. Nothing contained herein or in the Plan will confer upon Holder any right with respect to the continuation of Holder’s status as an employee, consultant, independent contractor or director of the Company (or its subsidiaries) or interfere with the right of the Company at any time to terminate Holder’s employment by or service to the Company or to alter Holder’s rate of compensation in effect as of the date of this Agreement.

5.  Miscellaneous. This Agreement (together with the Plan and any other agreement or other document evidencing and Award) sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Delaware and may be executed in counterparts.

The parties hereby have entered into this Agreement as of the date set forth above.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.	HOLDER
By:
(signature)
Its:	(address)